Sun River Energy, Inc. (SNRV) announces that it has negotiated a Commercial Loan for $200,000 which is being used to pay payables from operations, related to its drilling of 3 wells in Colfax County New Mexico.

In addition Sun River has tested the Meyers #1 well coalbed methane well and produced pipeline quality for 24 hours before it began producing water. Sun River views the water production favorably because, in the Raton Basis water customarily seals the gas in the coal and as the water is produced, overtime, more and more gas is desorbed by the coal into production Sun River is planning to Frac the Myers #1 and #2 wells, in the near future.